Exhibit 99.1

Pet Food and Supplies

9125 Rehco Road, San Diego, California 92121

FOR IMMEDIATE RELEASE	Rodney Carter, Senior Vice President
and Chief Financial Officer
(858) 202-7848

PETCO Animal Supplies, Inc. Announces Secondary Public Offering

of 6.9 Million Shares of Common Stock

SAN DIEGO — October 22, 2004 — PETCO Animal Supplies, Inc. (Nasdaq: PETC) today announced a public offering of 6,946,909 shares of its common stock by affiliates of Leonard Green & Partners and Texas Pacific Group, and other selling stockholders. After giving effect to the sale, affiliates of Leonard Green & Partners and Texas Pacific Group will no longer own any shares of PETCO common stock. This completes the sale of all shares of PETCO common stock registered for sale under the existing shelf registration statement previously filed by the Company with the Securities and Exchange Commission. Lehman Brothers Inc. is the underwriter of the offering. PETCO will not receive any of the proceeds from the offering.

Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling (631) 254-7106.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission.